Exhibit 10.16

CONFIDENTIAL TREATMENT REQUESTED

ASSET PURCHASE AGREEMENT***

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 13, 2003, by and among Medicis Ventures Management GmbH  (as defined herein, “Medicis”), a German corporation, and MacroPore Biosurgery, Inc. (as defined herein, “MacroPore”), a Delaware corporation.

WITNESSETH:

WHEREAS, MacroPore has developed, manufactures and sells Bioabsorbable Film Implants; and

WHEREAS, the parties hereto desire that MacroPore sell, transfer and assign to Medicis, and Medicis purchase from MacroPore, the Specified Assets relating to the Field of Use Business (as such terms are defined herein) on the terms and for the consideration hereinafter provided; and

WHEREAS, as a condition to MacroPore’s sale of the Specified Assets, Medicis will grant MacroPore a perpetual (subject to the conditions of the License Agreement), worldwide exclusive royalty-free sub-licensable license to certain intangible assets relating to the SurgiWrap Business for the Spinal Field, and a perpetual worldwide non-exclusive royalty-free sub-licensable license to certain intangible assets relating to the SurgiWrap Business for the Field of Regenerative Medicine both licenses pursuant to a License Agreement in the form attached hereto as Exhibit A (the “License Agreement”); and

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1)          Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting or policy making power or of the equity in the case of a business entity other than a corporation.

“Assignment and Assumption Agreement” means the agreement in the form attached hereto as Exhibit D between MacroPore and Medicis under which MacroPore shall assign to Medicis, and Medicis shall assume from MacroPore, all of MacroPore’s rights and obligations, to the extent such rights and obligations arise following the Closing, under the Contracts.

“Associate Investors” means the named investors as specified on Exhibit C

“Assumed Liabilities” means the liabilities described in Section 2.6.

“Bill of Sale”  means the document delivered by MacroPore to Medicis under which MacroPore shall convey to Medicis unencumbered title to the Specified Assets, in the form attached hereto as Exhibit E (Bill of Sale).

***                           Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark").  This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

CONFIDENTIAL TREATMENT REQUESTED

“Bioabsorbable Film Implants” means bioabsorbable and/or bioresorbable Thin Polymeric Films and similar products, including current Thin Polymeric Films in development, for use as surgical implants in the following medical applications:  soft tissue support, anti-scarring, anti-adhesion, minimizing the attachment of soft tissues, and hernia repair.

“Business” means any and all of MacroPore’s business activities related to the Bioabsorbable Film Implants, as conducted to the date of Closing.

“Business Development Agreement” means the agreement attached hereto as Exhibit G.

“Closing” and “Closing Date” have the meanings set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information disclosed by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”), generated under this Agreement, or otherwise learned by the receiving party from the disclosing party, excluding information which:

(a)           was already in the possession of the receiving party before its original receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no direct or indirect obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d)           has been independently developed by or for the receiving party without breach of this Agreement or use of any Confidential Information of the other party (provided that the receiving party is able to provide the disclosing party with written proof thereof).

Notwithstanding the forgoing exceptions, all information learned by Medicis personnel during the time they were MacroPore personnel shall be Confidential Information and shall continue to be governed by their agreements with MacroPore.

“Contract(s)” means those contracts, purchase or sale orders, leases, licenses, commitments and other agreements listed on the Letter of Assets attached hereto as Exhibit F.

 “Disclosure Letter” means the disclosure letter dated December 13, 2003 delivered by MacroPore to Medicis before the execution of this Agreement.

“Environmental Laws” means and includes any one or more of the following:  (a) the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, all as they may be amended from time to time; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, human health or the environment, all as they may be amended from time to time; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances; and (b) to the extent that they apply specifically to MacroPore, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses or agreements, to the extent that either (a) or (b) relate to safety, human health, the environment or emissions, discharges, or releases of Hazardous Substances into the environment including ambient air, surface water, ground water, facilities, structures, or

CONFIDENTIAL TREATMENT REQUESTED

land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, Hazardous Substances, or wastes or the investigation, clean-up, or other remediation thereof.

“Facilities” means specialized clean rooms, storage, and/or packaging facilities which specifically are not being provided to Medicis herein.

“FDA” means the United States Food and Drug Administration.

“Field of Regenerative Medicine” means application or delivery of drugs, growth factors, cells or genes to repair or regenerate the human body. Nevertheless, the Field of Regenerative Medicine shall not include any of the above for the sole purpose of, or intended use in soft tissue support, anti-adhesion, anti-scarring or minimization of the attachment of soft tissues or hernia repair.

“Field of Use” means any applications of Bioabsorbable Film Implants throughout the human body for one or more of the following: soft tissue support, anti-adhesion, anti-scarring, minimizing the attachment of (soft) tissues, or hernia repair.  The Field of Use specifically does not include any applications in the Spinal Field (as defined herein) or the Field of Regenerative Medicine.

“Field of Use Bioabsorbable Implants” means Bioabsorbable Film Implants that are designed, developed, manufactured, marketed or sold for use in the Field of Use by MacroPore as of the Closing Date.

“Field of Use Business” means MacroPore’s activities in connection with the development, manufacturing, marketing and sale of Field of Use Bioabsorbable Implants, as conducted by MacroPore to the date of Closing.

“Financial Statements” means the balance sheet, statement of operations, and statement of cash flow of Medicis prepared under U.S. generally accepted accounting principals.

“Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is dangerous, toxic, or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws.

“Intellectual Property” means (a) patents and all divisions, continuations, continuations-in-part, revisions, reissues and re-examinations relative thereto; (b) copyrights and all works of authorship including all translations, adaptations, combinations, compilations and derivations of each of the foregoing; (c) trademarks, trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof, together with all common law rights and all goodwill associated with each of the foregoing; (d) technology, know-how, methods, processes, systems, trade secrets, inventions (whether or not patentable, copyrightable or susceptible to any other form of legal protection and whether or not reduced to practice), proprietary data, formulae, research and development data, and confidential information (including conceptions, ideas, innovations, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information and documentation), in each case irrespective of whether in human or machine readable form; (e) computer software and all related program listings and data, systems, user and other documentation; (f) mask works; (g) all other forms of right by which one may effectively exclude another from using or otherwise enjoying any and each of the foregoing; and (h) all applications for any and each of the foregoing including applications for patent or registration, together with all registrations, renewals and extensions for any and each of the foregoing.

“Inventory” or “Inventories” means finished goods, raw materials and ingredients, work-in-process, consignment goods, wares and merchandise. The list of inventory items is attached hereto as Exhibit I.

“International Distributorship Agreement(s)” means the distribution agreements related to each of the international distributors identified in Schedule 5.13.

CONFIDENTIAL TREATMENT REQUESTED

“Knowledge” of a party means actual knowledge of the party’s officers, directors, or management or the knowledge that any of such persons would reasonably be expected to have assuming reasonable inquiry of any facts or circumstances actually known to and recognized by such person to create significant doubt concerning the accuracy of any representation, warranty, or statement without regard to such “knowledge” qualifier.

“Letter of Assets” means the listing of assets attached hereto as Exhibit F.

“Letter of Intent” means that specific document signed dated August 27, 2003 and attached hereto as Exhibit B.

“Liens” means liens, mortgages, charges, security interests, pledges, encumbrances, assessments, restrictions or other third-party claims of any nature.

“License Agreement” has the meaning set forth in the recitals.

“MacroPore” means MacroPore Biosurgery, Inc. and its Affiliates.

“MacroPore Intellectual Property” means all right, title and interest in and to all Intellectual Property owned by MacroPore that is necessary to the conduct of the Field of Use Business.

“MacroPore Product Information” means all records, reports (internal and external), submissions (internal and external), data, files, marketing materials, specifications, manufacturing documentation and quality assurance information associated with any products or concepts, or development or manufacturing thereof, that have been created, initiated and/or conducted by MacroPore relating primarily to the Specified Assets and/or the Field of Use Bioabsorbable Implants, including but not limited to all of MacroPore’s currently embodied (in written, electronic or magnetical form) information and trade secrets, research materials, inventions, test data, product efficacy, safety data as well as so currently embodied technical information (including application technical information) relating primarily to or necessary for use with the respective Field of Use Bioabsorbable Implants in the Field of Use Business, it being specified that the know-how shall include all documentation on research and development but shall not include whole or part of any information, trade secrets, data etc. owned or controlled by MacroPore which are related exclusively to the Spinal Field and the Field of Regenerative Medicine or information otherwise primarily for use outside the Field of Use Business.

“MacroPore Regulatory Information” means all authorizations, permits, licenses, records, reports (internal and external), submissions (internal and external), data and files associated with regulatory requirements and communications between MacroPore and outside regulatory bodies worldwide, including without limitation the FDA, notified bodies, and other governmental agencies, relating to the Specified Assets and/or the Field of Use Bioabsorbable Implants.

“Manufacturing Cost” of MacroPore with respect to a product means MacroPore’s per unit average material, labor and manufacturing overhead costs for such product as specified on Schedule 5.6 (“Cost Statements”).

“Material Adverse Effect” means an effect (other than an effect caused by changes to the economy in general) that, individually or in the aggregate with other related effects, is or could reasonably be expected to be materially adverse to the business, prospects, results of operation or condition (financial or otherwise) of the Specified Assets or the Field of Use Business, considered as a whole, or is or could reasonably be expected to be materially adverse to the ability of Medicis to conduct following the Closing the manufacture and/or sale of Field of Use Bioabsorbable Implants as presently conducted or contemplated to be conducted by MacroPore; provided, however, that any of the following, individually or in the aggregate, shall not constitute a “Material Adverse Effect” on or with respect to MacroPore:  (a) any changes, events or effects including without limitation, any acts of terrorism, affecting the United States economy or world economy as a whole or affecting generally the industry in which MacroPore operates (and not specially affecting MacroPore); (b) any adverse changes, events or effects that are demonstrated to be caused by the announcement or pendency of the transactions contemplated in this Agreement; (c) the lack of success of MacroPore in retaining existing employees or of Medicis in hiring MacroPore employees or other employees who are material to Medicis’s ability to operate the Field of Use Business or MacroPore’s ability to fulfill its obligations under this Agreement; or (d) any changes resulting from compliance by MacroPore with the terms of, or the taking of any action expressly contemplated, permitted or required by, this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

“Medicis” means Medicis Ventures Management GmbH and its Associate Investors and its and their Affiliates.

 “Product Liability” means any liability, claim or expense related to the Field of Use Business, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

“Purchase Price” has the meaning set forth in Section 2.4.

“Retained Liabilities” has the meaning set forth in Section 2.8.

 “Specified Assets” means all of the assets set forth on the Letter of Assets, together with all MacroPore Product Information and MacroPore Regulatory Information; provided, however, that copies of certain MacroPore Product Information and MacroPore Regulatory Information necessary for the continuing operation of MacroPore’s remaining business, as reasonably agreed to by the parties, may be retained by MacroPore.  Expressly excluded from the Specified Assets is any and all Inventory of MacroPore to the extent needed to cover open orders as of the Closing Date.

“Spinal Field” means all applications (including but not limited to: anti-adhesion, anti-scarring, minimizing the attachment of soft tissues, or soft tissue support) related to the anatomy of the spine including, but not limited to, applications in the following: spinal fixation, stabilization and/or fusion, spinal cord coverings, exiting nerve root coverings, cauda equina coverings, lamina coverings and vertebral column-cervical, thoracic, lumbar and sacral.  The spinal field does not include distal peripheral nerve and other structures extrinsic and distal to the spine.

 “Transfer, Sales and Value Added (VAT) Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees, recording fees, prepayment fees or penalties, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Specified Assets or the Assumed Liabilities hereunder and the filing of any instruments relating to such transfer.

1.2)          Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE 2

PURCHASE, SALE AND TRANSFER OF SPECIFIED ASSETS

2.1)          Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, MacroPore agrees to sell, transfer, assign and convey to Medicis, and Medicis agrees to purchase, the Specified Assets, which assets MacroPore represents and warrants includes all assets, contracts and rights necessary to the conduct of the Field of Use Business, other than the Excluded Assets specified in Exhibit H. .

2.2)          Excluded Assets.  MacroPore shall retain all of its respective right, title and interest in and to all open orders as attached in Schedule 2.2 (“Open Orders”) and as subsequently received through the Closing Date, and including any Inventory necessary to meet such Open Orders, and any receivables or other payments accruing prior to the Closing Date, Facilities, and all other assets specified on Exhibit H (the “Excluded Assets”).

2.3)          Contracts and International Distributorship Agreements. A sale of contract(s) is subject to the consent of the respective third-party to the assignment of the contract(s) to Medicis. MacroPore shall use its reasonable efforts to obtain the respective third-party’s consents and Medicis shall cooperate respectively. If and to the extent the consent of the relevant third parties to the assignment of the Contracts/International Distributorship Agreements has not been obtained until Closing, such Contracts/International Distributorship Agreements will be retained by MacroPore and the following shall apply with respect to the individual Contracts/International Distributorship Agreements for which such consent has not been obtained:

CONFIDENTIAL TREATMENT REQUESTED

If with respect to any of the Contracts/International Distributorship Agreements the contracting party does not consent (where such consent is necessary) to an assignment to Medicis, MacroPore performs such Contracts/Distributorship Agreements on account and on behalf of Medicis and in accordance with the instruction of Medicis, provided, however, that (i) Medicis shall provide all support reasonably to be expected to perform such Contracts/International Distributorship Agreements, and (ii) Medicis shall indemnify and hold harmless MacroPore from any liability resulting out of or in connection with such Contracts/International Distributorship Agreements and the performance therefore after the Closing Date unless MacroPore negligently or willfully breached its duties, and, further provided, that MacroPore shall not be obliged to incur any out-of-pocket expenses or to otherwise accept any contractual liability in order to perform such Contracts/International Distributorship Agreements unless (i) such out-of-pocket expenses are fully paid by Medicis, or (ii) such contractual liabilities are fully performed by Medicis. Within the first [12] months after the Closing MacroPore shall not exercise any termination rights under such Contracts/International Distributorship Agreements and shall not reject any extension of such Contracts/ International Distributorship Agreements, without prior written consent of Medicis. Thereafter, MacroPore may exercise ordinary termination rights in respect of such Contracts/International Distributorship Agreements at its sole discretion.

If the consent of the relevant third parties as in the first sentence of this subparagraph 2.3 is refused or otherwise not obtained on existing terms to Medicis within 120 days of the Closing Date, Medicis shall be entitled at its sole discretion to require MacroPore to serve proper notice to terminate the Contract/International Distributorship Agreements in accordance with the terms and conditions of that Contract/International Distributorship Agreements.

2.4)          Purchase Price.  The total cash consideration from Medicis for the Specified Assets (the “Purchase Price”) shall be Twelve Million Dollars ($12,000,000).

2.5)          Payment of Purchase Price.  The Purchase Price shall be paid as follows:

(a)           on the Closing Date, Medicis shall wire transfer to a bank account designated in writing by MacroPore the sum of Seven Million Dollars ($7,000,000).

(b)           on the day after MacroPore notifies Medicis of MacroPore’s receipt of any 510K clearance from the U.S. FDA for the hernia wrap product, Medicis shall wire transfer MacroPore the sum of Two Hundred Thousand Dollars ($200,000).

(c)           on or before December 1, 2004, Medicis shall wire transfer to a bank account designated by MacroPore the sum of Five Million Dollars ($5,000,000).

2.6.          Assumed Liabilities.  Subject to Section 2.8, at the Closing, Medicis shall assume and agree to pay, perform and discharge in due course only those liabilities and obligations (the “Assumed Liabilities”) that accrue for periods subsequent to the Closing and which (i) are listed in Exhibit J (“Express Liabilities”);  (ii) result from those contracts listed on the Letter of Assets (Exhibit F); (iii) are international distributor agreements for distributors identified on the International Distributor List (Schedule 5.13), and (iv) any other contracts that Medicis may, upon agreement with MacroPore, elect in writing at or following the Closing to assume (it being understood that Medicis shall not assume any liabilities or obligations, or portions thereof, with respect to such contracts under (i), (ii) or (iii), including any breaches, defaults or other events or actions thereunder, that arise or are accrued or that should have been accrued as of or for periods prior to the Closing). Liabilities arising from Medicis’ operation of the Field of Use Business (or disposition of assets acquired hereunder) after the Closing are to be borne by Medicis

If a claim by a third party is made against MacroPore with regard to any of the Assumed Liabilities, Medicis shall indemnify and hold harmless MacroPore from any obligation or liability qualified as Assumed Liabilities in this Section 2.6.

2.7)          Business Development Agreement.

Prior to closing the parties Shall execute the Business Development Agreement attached hereto as Exhibit G with respect to any partnership, distribution or licensing agreement for the Territory of Japan.

CONFIDENTIAL TREATMENT REQUESTED

2.8)          Retained Liabilities.  The parties agree that Medicis is not, nor shall be considered, the successor to MacroPore, and that Medicis does not hereby agree to assume or become liable to pay, perform or discharge any obligation or liability whatsoever of MacroPore or relating to the Specified Assets prior to the Closing Date or any former or present employees of MacroPore, including those that may be hired by Medicis, except as expressly provided for in Section  2.6).  Section 2.6 and the Letter of Assets notwithstanding, and without limitation of the foregoing provisions of this Section 2.8, it is expressly agreed and understood that Medicis shall not assume any of the following obligations or liabilities of MacroPore:

(a)           any obligation, commitment or liability of or claim against MacroPore that relates to or arises from events occurring before Closing resulting in any lawsuit, action or proceeding against MacroPore, including any obligation or liability of MacroPore under any Environmental Laws or Regulations.

(b)           any Product Liability claim relating to (i) any product sold, or service performed, by MacroPore accruing before the Closing Date, or (ii) any finished goods manufactured before the Closing Date so long as such products are not repackaged, resterilized or otherwise physically modified by Medicis; or

(c)           any other liability, obligation or undertaking of MacroPore accruing prior to the Closing Date of any kind or nature whatsoever, whether known or unknown, fixed or contingent, determined or determinable, due or not yet due, or otherwise, that is not expressly assumed by Medicis under Section 2.6 or disclosed in the Disclosure Letter.

If a claim by a third party is made against Medicis with regard to any of the Retained Liabilities, MacroPore shall indemnify and hold harmless Medicis from any obligation or liability qualified as Retained Liabilities in this section 2.8).

2.9)          Allocation of Purchase Price.  Set forth in a letter to be delivered by Medicis to MacroPore concurrently with the execution and delivery of this Agreement is an allocation of the Purchase Price for tax purposes among the Specified Assets.  The allocation has been agreed to by MacroPore and Medicis after arm’s-length negotiations and in accordance with Section 1060 of the Code and other applicable laws.  MacroPore and Medicis will, to the extent permitted by applicable law, adopt and utilize the amounts allocated to each asset or class of assets, as such allocations may be adjusted pursuant to this Agreement, for purposes of all federal, state, local and other tax returns or reports, in any claim for refund, or otherwise with respect to such tax returns or reports.  Each party agrees to timely file an IRS Form 8594 reflecting the allocation of the Purchase Price and the Assumed Liabilities among the Specified Assets for the taxable year that includes the Closing and to timely file any comparable or similar forms required by applicable state, local, and foreign tax laws.  In the event of any adjustments to the Purchase Price, the parties shall prepare and timely file a supplemental asset acquisition statement on IRS Form 8594 in accordance with the rules under Section 1060 of the Code and the Treasury regulations issued thereunder and shall prepare and timely file any comparable or similar form required by applicable state, local, and foreign tax laws.

2.10)        Transfer and Sales Taxes.  Medicis shall promptly pay all Transfer, Sales and VAT Taxes.

2.11)        Transfer of Specified Assets.  MacroPore shall on a date to be mutually agreed to by both parties, deliver the Specified Assets to Medicis, FOB the shipping dock of the MacroPore’s San Diego facility.

2.12)        Security of Payment for Intellectual Property Assets.  In order to secure the payment obligations of Medicis in Section 2.5 herein (“Obligations”), Medicis does by this Agreement collaterally assign and grant to MacroPore a lien and security interest in all of Medicis’ right, title, and interest in and to the MacroPore Intellectual Property, including all patents, patent applications, trademarks and/or trademark applications set forth on Exhibits A and B to the License Agreement, and any future patents, royalties or other fees paid or payment or payments made or to be made to Medicis in respect thereto (referred to collectively in this Agreement as the “Patent Collateral”). The security interest provisions of this Section 2.12 shall be null and void (without prejudice to any other rights or remedies of MacroPore under this agreement) after Medicis has paid MacroPore the Purchase Price obligations in Section 2.5 (a) for  $7,000,000 and Section 2.5 (c) for $5,000,000, whether or not any such payment occurs prior to the time specified in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

Medicis further covenants that:

(a)  until all of the Obligations have been satisfied in full, it will (i) not enter into any agreement, including without limitation, license agreements, which are inconsistent with Medicis’s undertakings and covenants under this Agreement or which restrict or impair MacroPore’s rights under this Agreement, and (ii) maintain the Patent Collateral in full force and effect.

(b)  so long as this security interest is in effect and so long as Medicis has not received notice from MacroPore that an event of default has occurred under the Agreement with respect to the Obligations, Medicis shall continue to have the exclusive right (subject to the License Agreement) to use the Patent Collateral and grant licenses with respect to them as anticipated in this Agreement.

(c)  Medicis agrees not to sell, assign, or further encumber its rights and interests in the Patent Collateral without prior written consent of MacroPore.

(d)  if Medicis fails to meet it’s Obligations at the time specified in this Agreement, MacroPore, as the holder of a security interest under the U.S. Uniform Commercial Code as in effect now or in the future in any applicable U.S. jurisdiction, may take such action as is permitted by law or equity, in its sole discretion, to foreclose upon or otherwise realize upon the Patent Collateral covered by this Agreement. For those purposes, Medicis hereby authorizes and empowers MacroPore to make, constitute, and appoint any officer or agent of MacroPore as MacroPore may select in its sole discretion, as Medicis’s true and lawful attorney-in-fact with the power to endorse Medicis’s name on, and/or file of record, all assignments, applications, documents, papers, and instruments, whether signed by Medicis or by MacroPore on Medicis’ behalf, necessary for MacroPore or its transferee, successors, or assigns, to obtain title to and the right to use the Patent Collateral or to grant or issue any exclusive or nonexclusive license under the Patent Collateral to any other person, or to assign, pledge, convey, or otherwise transfer title in or dispose of all or any part of the Patent Collateral to any other person. Medicis here ratifies all that that attorney shall lawfully do or cause to be done by virtue of this Agreement. This power of attorney shall be irrevocable for the life of this Agreement or until all Obligations under this Agreement are satisfied.

(e)  Medicis shall at its own expense, to the extent Medicis deems it necessary, diligently file and prosecute all patent applications relating to the inventions described and claimed in the Patent Collateral in the United States Patent and Trademark Office, and shall pay or cause to be paid in their customary fashion all connected fees and disbursements, and shall not abandon any such application before the exhaustion of all administrative and judicial remedies or disclaim or dedicate any Patent Collateral without the prior written consent of MacroPore. Medicis shall not abandon any Patent Collateral without the prior written consent of MacroPore, that consent not to be unreasonably withheld. Any and all fees, costs, and expenses, including reasonable attorneys’ fees and expenses incurred by MacroPore in connection with the preparation, modification, enforcement, or termination of this lien and security interest, including the filing and recording of any documents in public offices, any taxes, counsel fees, maintenance fees, encumbrances, or costs otherwise incurred in defending or prosecuting any actions or proceedings arising out of or related to the Patent Collateral, shall be paid by Medicis on demand by MacroPore and, until paid, shall be added to the Obligations.

(f)  Medicis shall have the right, with the prior written consent of MacroPore, which consent will not be unreasonably withheld, to bring suit in its own name to enforce the Patent Collateral, in which case MacroPore may, at MacroPore’s option, be joined as a nominal party to this suit if MacroPore shall be satisfied that that joinder is necessary and that MacroPore is not incurring any risk of liability by that joinder. Medicis shall promptly, upon demand, reimburse and indemnify, defend, and hold harmless MacroPore for all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by MacroPore pursuant to this Section 2.12.

(g)  upon full and unconditional satisfaction of all Medicis’ Obligations to MacroPore herein, MacroPore shall execute and deliver to Medicis all documents reasonably necessary to terminate MacroPore’s interests in the Patent Collateral.

CONFIDENTIAL TREATMENT REQUESTED

(h)  Medicis here acknowledges and agrees that this Agreement will be recorded in the United States Patent and Trademark Office, and that the obligations of this Section 2.12 shall be binding upon Medicis, its successors, and assigns, and shall inure to the benefit of MacroPore, its successors, and assigns.

2.13)        Employees.  Any claims of or liabilities to those MacroPore employees which Medicis hires for unused vacations, ratifications, bonus payments and similar arrangements shall be born by MacroPore if and to the extent such claims and liabilities relate to the period prior to the Closing Date even if they do not become due until on or after the Closing Date.  MacroPore shall not interfere in any material or significant way with the ability of Medicis to hire or retain the employees identified in Section 3.11 (b) of the Disclosure Letter. For example, MacroPore shall not make any counter offers to such employees, or offer them any raises or bonuses beyond the ordinary course of business.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MACROPORE

MacroPore represents and warrants by way of an independent guarantee to Medicis except as set forth in the Disclosure Letter that the following statements are true and complete on the date of signing this Agreement and on the Closing Date (except where expressly stated otherwise thereafter):

3.1)          Organization; Directors and Officers.  MacroPore is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MacroPore has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

3.2)          Authority.  MacroPore has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed, and delivered by MacroPore, and constitutes a legal, valid and binding agreement of MacroPore, enforceable against it in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  No further proceeding on the part of MacroPore is necessary to authorize this Agreement and the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor compliance by MacroPore with its terms and provisions will violate (i) any provision of the certificate of incorporation, bylaws or other governing instruments of MacroPore, (ii) any contract, permit or license of MacroPore, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which MacroPore or any of the Specified Assets is subject, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

3.3)          Absence of Undisclosed Liabilities.  MacroPore has not incurred any undisclosed liabilities, claims against or obligations, and there is no reasonable legal basis therefor, that may adversely affect MacroPore’s ability to perform its obligations hereunder or may adversely affect the ownership of the Specified Assets or the use thereof by Medicis in the same manner currently used by MacroPore. Except as provided in this Agreement, MacroPore has no claims or rights with respect to, nor has MacroPore created any Liens on, the Specified Assets.

3.4)          Absence of Certain Changes and Events.  Since January 1, 2003, there has not been any (i) Material Adverse Effect; or (ii) to MacroPore’s knowledge, any occurrence or event that could reasonably be expected to have a Material Adverse Effect.

3.5)          Litigation and Claims.  There are no actions, suits, claims, or proceedings pending or, to MacroPore’s knowledge, threatened against or by MacroPore relating to the Specified Assets, the Assumed Liabilities or the subject matter of this Agreement, at law, in equity or otherwise, in, before, or by, any court, arbitrator, or governmental agency or authority.  There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting MacroPore relating to any of the Specified Assets or Assumed Liabilities.  MacroPore has never incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, and, to MacroPore’s knowledge, no basis for any such claim exists. Section 3.5 of the

CONFIDENTIAL TREATMENT REQUESTED

Disclosure Letter also sets forth a true, correct and complete list of all complaint, warranty claim and defective product claims related to the Field of Use Business in the two (2) years prior to the date hereof.

3.6)          Compliance with Law.  In conducting the Field of Use Business, MacroPore has not violated and is not in violation of any applicable law, ordinance or regulation of any governmental entity.  To MacroPore’s knowledge, all governmental approvals, registrations, notifications, permits, licenses and other permissions or authorizations (collectively, “Authorizations”) required in connection with the conduct of the Field of Use Business are in full force and effect and are being complied with.  MacroPore has not received any written notification of any asserted past or present violation in connection with the conduct of the Field of Use Business of any applicable law, ordinance or regulation, or any written complaint, inquiry or request for information from any governmental entity relating thereto, with the exception of one pre-warning letter from FDA alleging off-label promotion that has been addressed and resolved.  Neither MacroPore nor the Field of Use Business nor any of the Specified Assets is the subject of any federal, state or local enforcement action or, to the knowledge of MacroPore, other investigation, including but not limited to those relating to Environmental Laws.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding any medical devices of the Field of Use Business, filed or delivered (or, if amended, as of the date for which such amendment speaks) by MacroPore on behalf of the Field of Use Business to any governmental authority, agency or body were true and accurate in all material respects when so filed or delivered and remain true and accurate in all material respects. Any failure or omission with respect to a representation or warranty in this section 3.6 which does not amount (either individually or in the aggregate) to a Material Adverse Effect shall not constitute a violation of this section.

3.7)          Title to and Condition of Specified Assets.  MacroPore has full right, title and interest to the intangible Specified Assets and good and valid title to the tangible Specified Assets, free and clear of all Liens. MacroPore is entitled to fully transfer or dispose of the Specified Assets (other than the Contracts) without requiring the further consent of any third party and without such disposal infringing any rights of a third party. The Specified Assets include all assets, rights, interests, contracts, know how, approvals, permissions and claims necessary for the conduct of the Field of Use Business, other than the Excluded Assets.  The Specified Assets identified in Sections 2 (“Manufacturing Fixed Assets”) and Section 3 (“General and Administrative Fixed Assets”) of Exhibit F are suitable for the uses for which they are presently used by MacroPore, in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by MacroPore.  All of the Specified Assets are located at MacroPore’s corporate headquarters at 6740 Top Gun Street, San Diego, CA 92121, or 6749 Top Gun Street, San Diego, CA 92121 or 61462 Königstein, Ölmühlweg 33, Germany.

3.8)          Intellectual Property.  All right, title and interest in and to the MacroPore Intellectual Property is owned by MacroPore for use in connection with the Specified Assets and Field of Use Bioabsorbable Implants and, in some instances, also for other uses, without royalties or fees , and free and clear of any Liens.  To MacroPore’s knowledge, neither the use of the MacroPore Intellectual Property in the Field of Use Business, nor any of the assets included in the Specified Assets, infringe or will infringe, misuse, or misappropriate the rights, including Intellectual Property rights or contract rights, of others in the Field of Use Business.  The MacroPore Intellectual Property has not been challenged in any judicial or administrative proceeding.  Neither any shareholder nor any employee or consultant of MacroPore (or the employer of any such consultant) has any rights in or to any of the MacroPore Intellectual Property.  All patent applications listed in the Specified Assets are still pending in good standing and have not been abandoned, and all fees necessary to maintain such MacroPore Intellectual Property in full force and effect have been and as of the Closing will have been paid.  To MacroPore’s knowledge, no person nor such person’s business nor any of its products has infringed, misused, or misappropriated the MacroPore Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with such rights.  MacroPore has valid confidentiality, assignment of invention and/or non-competition agreements with each person to whom confidential or trade secret information relating to the Field of Use Business has been disclosed.

3.9)          Relations with Suppliers .  No material supplier of MacroPore has cancelled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the Field of Use Business when owned by MacroPore or when owned by Medicis.

3.10)        Environmental Matters.    Except for any violation or non-compliance which, individually or the aggregate, would not have a Material Adverse Effect, (a) MacroPore has obtained, and is in compliance

CONFIDENTIAL TREATMENT REQUESTED

with, all permits, licenses or other approvals necessary under the Environmental Laws with respect to the Field of Use Business and the Specified Assets, and is in compliance with all Environmental Laws; (b) no capital or other expenditures are necessary so that the Field of Use Business and Specified Assets comply fully with any Environmental Law; (c) neither MacroPore nor the Field of Use Business or Specified Assets have been or are subject to any actual or, to MacroPore’s knowledge, threatened investigations, administrative proceedings, litigation, regulatory hearings, or other action threatened, proposed or pending that alleges (i) actual or threatened violation of or noncompliance with any Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance with respect to the Field of Use Business and Specified Assets; (d) MacroPore has not taken or failed to take any action with respect to the Field of Use Business, the Specified Assets or the real property presently or formerly used in connection therewith that could reasonably be expected to result in (i) actual or threatened violation of or noncompliance with any Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination resulting from a release of a Hazardous Substance that requires remediation or other similar corrective action under any applicable Environmental Laws; and (e) no Hazardous Substances have been used, manufactured, generated, transported, released or disposed of in violation of any Environmental Law by MacroPore.  MacroPore has delivered to Medicis true and complete copies of all reports, studies or tests in the possession of or initiated by MacroPore that pertain to Hazardous Substances or other environmental concerns regarding the Field of Use Business, the Specified Assets or any real property used in connection with the Field of Use Business or Specified Assets.  With respect to the real property presently or formerly used in connection with MacroPore’s business and assets, to MacroPore’s knowledge, (i) no above-ground or underground storage tanks for Hazardous Substances are or were present on such real property or any improvements or structures thereon, (ii) such real property is not listed on any published federal, state or local list of hazardous waste sites, (iii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property, (iv) no person other than MacroPore has used or is using any portion of such real property for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, (v) in the course of any activities conducted by MacroPore, no Hazardous Substances have been generated or are being used on such real property except in compliance with applicable Environmental Laws, (vi) neither MacroPore nor any other person has caused or is causing any releases or threatened releases of Hazardous Substances near, on, to, from or under such real property, and (vii) any Hazardous Substances that have been generated by MacroPore on any of such real property have been transported offsite and have been treated or disposed of in compliance with applicable Environmental Laws.

3.11)        Employees.

(a)           No employee of MacroPore providing services for the Field of Use Business is subject to or otherwise restricted by any employment or noncompetition agreement between such employee and a former employer of such employee that would restrict such employee from being employed by, or such employee’s employment with, MacroPore or (following the Closing) Medicis in their capacity of providing services for the Field of Use Business.

(b)           Set forth in Section 3.11(b) of the Disclosure Letter is a true and complete list of all current MacroPore employees with duties related primarily to the Field of Use Business and, with respect to each such employee thereon, the title, years of service, position, and salary or wages of such employee.  No MacroPore employee listed in Section 3.11(b) is on short-term or long-term disability or other authorized leave of absence as of the date of such Disclosure Letter.

3.12)        Contracts and International Distributorship Agreements.  Each Contract and International Distributorship Agreement is valid and subsisting and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, Schedule 5.13 specifies all international distributors with whom MacroPore has Distributorship agreements in the Field of Use Business and being in full force and effect and there have been no amendments, creditors modifications, or supplements to any such Contracts except as disclosed.  Prior to the date of this Agreement, MacroPore has delivered or made available to Medicis true and complete copies of all such Contracts. No written or oral amendments or changes of these Contracts and International Distributorship Agreements exist. There is no material default by MacroPore or claim of material default by MacroPore, or any other party thereto, under any such Contract and International Distributorship Agreement and to MacroPore’s knowledge, no event has occurred that, with the

CONFIDENTIAL TREATMENT REQUESTED

passage of time or the giving of notice or both, could reasonably be expected to constitute a material default by MacroPore or any other party thereto under any such Contract and International Distributorship Agreement, or could reasonably be expected to permit modification, acceleration, or termination of any such Contract and International Distributorship Agreement, or result in the creation of any Lien on any of the Specified Assets. MacroPore has not entered into other agreements or obligations relating to these Contracts and International Distributorship Agreements that would, or is likely to, result in a Material Adverse Change thereto.

3.13)        Customer List

The Customer List attached as Schedule 3.13 shows all hospitals to which MacroPore has sold Field of Use Bioabsorbable Implants from January 1, 2003 until October 1, 2003.

3.14)        Know-How

a)  All know-how which is part of the Specified Assets is adequately documented and has been kept confidential. There is no agreement or other arrangement under which any third party can require disclosure of any part of it. Where such know-how has been made available to a third party this has been done under a signed confidentiality undertaking.  Access to the all such confidentiality undertakings has been made available to Medicis through the Data Room and will be made further available upon request.

b)  None of the know-how which is part of the Specified Assets is information from another person received by MacroPore subject to any obligation of confidence.

3.15)        Miscellaneous

a)  The MacroPore Product Information and the MacroPore Regulatory Information are true and complete. All facts which known to MacroPore to be relevant for purposes of assessing the Specified Assets have been disclosed by MacroPore to Medicis.

b)  To MacroPore’s Knowledge, no representation of warranty by MacroPore in this Agreement contains any untrue statement of a material fact or fails to contain any material fact necessary in order to make the statement therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MEDICIS

Medicis represents and warrants to MacroPore as follows:

4.1)          Organization of Medicis.  Medicis is a corporation duly organized, validly existing and in good standing under the laws of Germany.  Medicis has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

4.2)          Authority.  Medicis has full power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed, and delivered by Medicis, and constitutes a legal, valid and binding agreement of Medicis, enforceable against Medicis in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  No further proceeding on the part of Medicis is necessary to authorize this Agreement and the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor compliance by Medicis with its terms and provisions will violate (i) any provision of the articles of incorporation or bylaws of Medicis, (ii) any contract, permit or license of Medicis, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Medicis or any of Medicis’s assets are subject.

4.3)          No Finders.  No act of Medicis has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement

CONFIDENTIAL TREATMENT REQUESTED

4.4)          Litigation and Claims  There are no actions, suits, claims, or proceedings pending or, to Medicis’s knowledge, threatened against or by Medicis relating to the Specified Assets or the subject matter of this Agreement, at law, in equity or otherwise, in, before, or by, any court, arbitrator, or governmental agency or authority that would prevent Medicis from performing its obligations hereunder.  There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting Medicis that would prevent Medicis from performing its obligations hereunder.

ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

5.1)          Approvals and Consents.  MacroPore will obtain, at its cost and expense, all approvals and Consents of all third parties necessary for the sale and transfer of the Specified Assets as contemplated herein.

5.2)          Preserve Accuracy of Representations and Warranties.  MacroPore shall refrain from taking any action or inaction, except with the prior written consent of Medicis, which would render any representation, warranty, covenant, or agreement of MacroPore in this Agreement inaccurate or breached in any material respect as of the Closing.  Between the date hereof and the Closing, MacroPore will use all reasonable efforts to continue to operate the Field of Use Business according to its ordinary and usual course of business consistent with past practice.

5.3)          Pre-Closing Access to Information and Records.  Subject to Section 12.13, prior to the Closing, MacroPore shall permit Medicis and such persons as it may designate, at Medicis’s expense, to visit and inspect any of the properties of MacroPore relating to the Specified Assets and to examine the MacroPore Product Information and MacroPore Regulatory Information and take copies and extracts there from, all at reasonable times and upon reasonable notice.

5.4)          Further Assurances.  At such times and from time to time on and after the Closing Date, upon reasonable request by Medicis, MacroPore will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Medicis or its respective successors and assigns all of the Specified Assets and to otherwise carry out the purposes of this Agreement.

5.5)          Training.  MacroPore shall make available to Medicis, at MacroPore’s facility and during regular business hours, knowledgeable MacroPore employees for the purpose of training Medicis employees in all aspects of the manufacturing processes of the Field of Use Business.  Such training is not to exceed 300 (three hundred) hours in aggregate, or if so shall be billed at an hour rate that is competitive with the then going rate for such services, but in any case, shall not exceed a rate of $250 per hour, per employee. The training period shall not exceed one year from the date of Closing.

5.6)          Back-Up Supply.  For a period from the closing date up to and including December 1, 2004 MacroPore shall act as a back-up supplier to Medicis supplying its requirements (not otherwise provided for or self-manufactured) for Field of Use Bioabsorbable Implants (“Products”) as manufactured by MacroPore in the Field of Use Business as follows:

5.6.1)   Purchase Price.  The purchase price per unit of Product to Medicis under this Section 5.6 shall be as follows:

(a) for duration of the back-up supply period, the transfer price to be paid to MacroPore per unit (except as specified in section (b) below) shall be MacroPore’s

CONFIDENTIAL TREATMENT REQUESTED

Manufacturing Cost as specified for each product on the attached Schedule 5.6 (“Cost Statements”)  plus a *** handling fee; and

(b) Medicis agrees to purchase from MacroPore the first  ***  units of TiMesh / SurgiWrap product (“Combination Product”) ordered by or for  *** from Medicis, and MacroPore agrees to sell the same to Medicis at a price of ***   per Unit. This arrangement lasts for a period of twelve months after Closing. After the first *** units are purchased from MacroPore, any additional Combination Product requirements of Medicis during the initial 12 months shall be supplied to on the terms specified in Section 5.6.1 (a) above.

(c) the minimum acceptable order for any specific Product shall be 100 units.

5.6.2)  Purchase Order Payments. Unless otherwise specified in this agreement, all payments to be made by Medicis pursuant to this Agreement shall be due and payable in full within 30 days after the date of invoice by MacroPore.  Any payments due hereunder which are not paid on the date such payments are due shall bear interest at the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent.  This Section 5.6 shall in no way limit any other remedies available to MacroPore.

5.6.3)  Purchase Orders.  Medicis shall submit purchase orders for Products to MacroPore in writing, whether by mail, telecopier, or otherwise.  Each purchase order shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Products ordered.  Each purchase order shall be subject to and governed by the terms of this Agreement.  Purchase orders shall be binding upon MacroPore to the extent submitted at least 60 days in advance of the earliest scheduled delivery date for such order.  The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medicis’s purchase order or any MacroPore or Medicis acceptance, confirmation, invoice or other document. For certain products it may be necessary to temporarily transfer certain molds or other Specified Assets, including tooling, to MacroPore’s facility to complete manufacturing.  Medicis agrees to cooperate and bear the entire cost and risk of such transfer if and when such transfers are required, subject to MacroPore’s obligation to use reasonable care to protect and maintain such assets.

5.6.4)  Modification of Orders.  Medicis may cancel or reschedule purchase orders for Products only with MacroPore’s prior written approval.  Notwithstanding the foregoing, any purchase order may be cancelled by Medicis as to any Products that are not delivered within 60 days after the delivery date requested by Medicis pursuant to a purchase order, and any such cancellation shall not limit or affect any contract remedies available to Medicis with respect thereto.  Any such cancellation by Medicis must be by written notice to MacroPore given within 10 business days after such 60th day.

5.6.5)  Delivery Terms.  All deliveries of Products shall be F.O.B. MacroPore’s facility in California. MacroPore shall have no further responsibility for risk of damage to or loss or delay of Products after their delivery at the aforesaid F.O.B point.  All Product deliveries shall be made by a common carrier specified by Medicis or, in the event that no carrier shall have been specified by Medicis on or before the date 15 days before the requested shipment date, a reputable common carrier selected by MacroPore.

5.6.6)  Product Changes.  MacroPore shall not, without Medicis’s prior written consent, modify the Specifications for a Product in a manner that materially affects the performance or regulatory approval status of the Product or materially increases Medicis’s costs or expenses.

5.6.7)  Manufacture and Supply of Products.  MacroPore shall manufacture Products in accordance with the Field of Use Business and ship such Products to Medicis in the quantities ordered by Medicis as contemplated by this Section 5.6.  MacroPore shall be responsible for packaging in accordance with packaging specifications to be mutually agreed upon by Medicis and MacroPore, and

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

for any necessary sterilization of Products purchased under this Agreement in accordance with the conduct of the Field of Use Business.

5.6.8)  Good Manufacturing Practices/Quality Systems Regulations.  MacroPore shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to the manufacture and/or quality of Products.  Without limitation of the foregoing, MacroPore represents and warrants to Medicis that all Products sold and delivered to Medicis under this Section 5.6 will have been manufactured and labeled in accordance with all applicable requirements and fully comply with the contractual requirements and Specifications.  MacroPore shall cause Medicis’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore’s compliance with this Section 5.6.8.

5.6.9)  Inspection of Product.  Medicis shall inspect all Products promptly upon receipt thereof, and in the event of any shortage, damage or discrepancy in or to a shipment of Products or in the event any of the Products fail to comply with the then current Specifications for the Products (except for latent defects not readily observable by Medicis), Medicis shall report the same to MacroPore within 15 days after delivery thereof to Medicis and furnish such written evidence or other documentation as MacroPore reasonably may deem appropriate.  If the substantiating evidence delivered by Medicis reasonably demonstrates that such shortage, damage or discrepancy or nonconformity with Specifications existed at the time of delivery of the Products, Medicis may return the Products to MacroPore, at MacroPore’s expense, and, at Medicis’s request, MacroPore shall use all reasonable efforts to deliver promptly replacement Products to Medicis in accordance with the delivery procedures set forth herein.

5.6.10)  Warranty of Product. MacroPore represents and warrants to Medicis that all Products sold under this Section 5.6 will have been manufactured, labeled, packaged and sold to Medicis in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements, European Medical Device Directive requirements and ISO 9001 certification or successor requirements.  Upon prior written notice, MacroPore shall cause Medicis’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore’s and the Product’s compliance with the applicable laws and regulations. MacroPore warrants to that Products shall, when delivered to Medicis, meet the Specifications and, for a period of one (1) year be free from defects in materials and workmanship.  MacroPore will repair or replace any Product that it reasonably determines was defective at the time of shipment to Medicis or that does not conform to the express warranties herein; provided, however, that MacroPore shall have no obligation under this warranty to repair or make replacements necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance, instructions supplied by MacroPore; damage by acts of nature, vandalism, burglary, neglect or misuse; or other fault or negligence of Medicis or (except for any strict liability of MacroPore) the customer or user.  Before returning any Product alleged to be defective, Medicis shall notify MacroPore in writing of the claimed defect and shall include the model and lot/serial number of such Product, as well as the number and date of the invoice therefor.  No Product shall be returned without first obtaining a returned goods authorization from MacroPore, which authorization shall not be unreasonably withheld.

Limited Warranty for Back-Up Supply Product.  THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  IN NO EVENT SHALL MACROPORE’S LIABILITY FOR PRODUCT WARRANTY INCLUDE ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

5.7)          Supply of Raw Materials.  Until the earlier of 12 months from the Closing Date; or (ii) the date when a supplier reasonably acceptable to Medicis commences delivery to Medicis of its requirements of such raw material related to the Field of Use Business pursuant to an agreement reasonably acceptable to Medicis, MacroPore shall, or shall cause its suppliers to, provide Medicis with such raw material at MacroPore’s cost, including shipping and handling costs actually incurred; provided that Medicis shall provide MacroPore

CONFIDENTIAL TREATMENT REQUESTED

non-cancelable purchase orders recognizing that lead times may be as much as four months, or, as otherwise required by MacroPore’s supplier(s).  MacroPore further agrees that it shall use commercially reasonable efforts to keep in effect all supply agreements between MacroPore and its suppliers, both before and during the period in which MacroPore is required to supply Medicis with its raw material requirements hereunder. MacroPore provides no warranty for the raw materials supplied hereunder, except for and only to the extent of that specific warranty, if any, actually provided to MacroPore by MacroPore’s supplier. Payment terms shall be those specified in section 5.6.2.

5.8)          Post-Closing Access to Information and Records.  From and after the Closing, Medicis shall permit MacroPore and such persons as it may designate, at MacroPore’s expense, access to the MacroPore Product Information and MacroPore Regulatory Information and to take copies and extracts there from, as and to the extent required for MacroPore to fulfill its obligations under Section 5.6 hereof and for any other legitimate purpose, all at reasonable times and upon reasonable notice.

5.9)          Employee Solicitation / Sales Force Transition.  Medicis shall be allowed, but is not obligated, to solicit the Field of Use Business employees as set forth in 3.11 (b) of the Disclosure Letter for a period of 30 days following the Closing. MacroPore and Medicis agree that MacroPore shall continue operate and support the U.S. SurgiWrap sales force for up to a period of 30 days after Closing on behalf of Medicis, and Medicis agrees to pay any and all costs and expenses of MacroPore attributable to such activities during this period, however, only in so far as those costs do not exceed $100,000 USD. At the conclusion of the 30 day period MacroPore shall pass all operations of the sales force to Medicis and MacroPore is free to transfer or terminate any employee of the sales force that Medicis has been entitled to solicit pursuant to this Agreement. Payment terms shall be those specified in section 5.6.2.

5.10)        No Solicitation of Other Offers.  Prior to the Closing and after signing the Letter of Intent, neither MacroPore nor any of its Affiliates shall directly or indirectly discuss or negotiate with any person (other than Medicis and its agents), encourage the submission of inquiries, proposals or offers from any person (other than Medicis), or otherwise provide information to any other person, with respect to the sale of the Specified Assets or the sale, licensing, distribution or other disposition of any of the Specified Assets.

5.11)        Maintenance of Specified Assets.  Until MacroPore shall have effected the transfer of the Specified Assets, MacroPore shall maintain the condition of the Specified Assets so that such Specified Assets continue to be suitable for the uses for which they are used by MacroPore in the Field of Use Business, and are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, including the usual and customary service and maintenance of such Specified Assets.

5.12)        Enforcement of Agreement(s).  If (i) the employment or engagement of any MacroPore employee or consultant is terminated and, following such termination, MacroPore obtains knowledge that such employee or consultant has used or disclosed the confidential information of MacroPore with respect to the Field of Use Business in violation of the terms of any agreement between such employee or consultant and MacroPore, or (ii) any other individual or entity has used or disclosed the confidential information of MacroPore with respect to the Field of Use Business in violation of the terms of any agreement between such individual or entity and MacroPore, then MacroPore shall immediately notify Medicis in writing of such violation.  If Medicis determines in good faith that such violation will result in material harm to Medicis’s manufacture and/or sale of Field of Use Bioabsorbable Implants, then MacroPore will at Medicis’s expense, to the extent enforceable under California law, use its reasonable efforts to enforce any rights of MacroPore, its successors or assigns available under such agreements to prevent further violation by such party.

5.13)        International Sales. Medicis agrees to assume all rights and obligations relating to each international distribution agreement identified in Schedule 5.13 (“International Distributor List”), as well as any distribution agreement for the territory of Japan entered into prior to the Closing with Medicis prior written consent. Medicis also agrees to assume all rights and obligations of the manufacturing and distribution agreement (if any) for Combination Product Field of Use Bioabsorbable Implants with  ***  as attached hereto in Schedule 5.13 b (if any). In the event that (after the Section 5.6 back-up supply period) Medicis or any successor

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

of Medicis fails to supply the contractual requirements for the Japanese distribution partner (as contemplated by the Business Development Agreement), and fails to cure such deficiency within 60 days after delivery of written notice of such failure from the Japanese distributor or MacroPore, MacroPore shall have the right and be granted a limited exclusive license to manufacture and sell Field of Use Bioabsorbable Implants to the Japanese Distributor in amounts sufficient to meet the distributors requirements for the remainder of the initial Japanese distribution agreement or until Medicis proves to the reasonable satisfaction of the distributor that they are able to supply the product required by the distributor as provided in the distribution agreement. During any such exercise of the limited license Medicis shall be paid a royalty equal to 10% of the gross revenues (after deduction of Manufacturing Costs) from such sales.

ARTICLE 6

CONDITIONS TO MEDICIS’S OBLIGATIONS

The obligations of Medicis under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

6.1)          Representations, Warranties and Covenants.  The representations and warranties of MacroPore herein shall be true in all material respects on the Closing Date with the same effect as though made at such time.  MacroPore shall in all material respects have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date.  MacroPore shall have delivered to Medicis a certificate in form and substance satisfactory to Medicis dated as of the Closing Date and executed by its chief executive officer to all such effects.

6.2)          Approvals; Consents.  All permissions, releases, Consents or approvals, governmental or otherwise, necessary on the part of MacroPore and Medicis to consummate the transactions contemplated hereunder shall have been obtained.

6.3)          Litigation Affecting Closing.  No suit, action or other proceeding shall be pending or, to MacroPore’s knowledge, threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no governmental investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

6.4)          Transfer Documents.  Medicis shall have received from MacroPore such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Medicis all right, title and interest in the Specified Assets, free and clear of all Liens, all in form and substance reasonably satisfactory to Medicis and its counsel, including but not limited to the Assignment and Assumption Agreement and the Bill of Sale.

6.5)          Transaction Documents.  MacroPore shall have executed and delivered the License Agreement, the Bill of Sale, and the Assignment and Assumption Agreement.

ARTICLE 7

CONDITIONS TO MACROPORE’S OBLIGATIONS

The obligations of MacroPore under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1)          Representations, Warranties and Covenants.  The representations and warranties of Medicis herein, shall be true in all material respects on the Closing Date with the same effect as though made at such time.  Medicis shall in all material respects have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date.

7.2)          Approvals; Consents.  All permissions, releases, Consents or approvals, governmental or otherwise, necessary on the part of MacroPore and Medicis to consummate the transactions contemplated hereunder shall have been obtained.

CONFIDENTIAL TREATMENT REQUESTED

7.3)          Litigation Affecting Closing.  No suit, action or other proceeding shall be pending or to Medicis knowledge, threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no governmental investigation that might result in any such suit, action or other proceeding shall be pending or threatened

7.4)          Transaction Documents.  Medicis shall have executed and delivered the Assignment and Assumption Agreement, the License Agreement, and the letter required by Section 2.9 hereof (allocation of purchase price), and the Business Development Agreement.

ARTICLE 8

CLOSING

8.1)          Closing Date.  The consummation of the transactions provided for herein (the “Closing”) shall take place at 9:00 a.m. (California time) on or before Wednesday, January 21, 2004, (the “Closing Date”).  The Closing shall take place at such place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.  Each party agrees to use its reasonable best efforts to ensure that all closing conditions to the other party’s obligations are satisfied at or prior to the Closing.

8.2)          Proceedings.  All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 9

INDEMNIFICATION

9.1)          Indemnification of Medicis.  MacroPore shall indemnify, defend and hold harmless Medicis and each of its subsidiaries, divisions, officers, directors, employees, and shareholders from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefore, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) whether or not involving a third-party claim (collectively “Indemnifiable Losses”), directly or indirectly resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any one or more of the following:

(a)           Any breach of any representation, warranty, covenant, obligation or agreement of MacroPore contained in this Agreement or any agreement, certificate or document executed and delivered by MacroPore pursuant hereto or in connection with any of the transactions contemplated by this Agreement; or

(b)           Any liability or claimed liability of MacroPore not expressly assumed by Medicis pursuant to this Agreement or any other agreement.

9.2)          Indemnification of MacroPore.  Medicis shall indemnify, defend and hold harmless MacroPore and each of its subsidiaries, divisions, officers, directors, employees and shareholders from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of the following:

(a)           Any breach of any representation, warranty, covenant, obligation or agreement of Medicis contained in this Agreement or any agreement, certificate or document executed and delivered by Medicis pursuant hereto or in connection with the transactions contemplated by this Agreement; or

(b)           Any liability of MacroPore expressly assumed by or required to be borne by Medicis pursuant to this Agreement or any other agreement; or

CONFIDENTIAL TREATMENT REQUESTED

(c)           Any liability of MacroPore for personal injury to Medicis employees while receiving training at MacroPore’s facility pursuant to the terms of this Agreement, unless due to the gross negligence or willful misconduct of MacroPore or its employees concerned.

(d)           Any liability arising from the operation of the Business or use of the Specified Assets, accruing after the Closing.

9.3)          Third-Party Claims and Other Claims.

(a)           If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party.  If the indemnifying party acknowledges that the indemnified party is entitled to indemnification hereunder for such claim, the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party.  If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so.  If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, unless the indemnifying party and indemnified party have available inconsistent defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, which consent shall not be unreasonably withheld, and (v) the indemnifying party shall promptly reimburse the indemnified party for the Indemnified Amount as incurred by the indemnified party pursuant to this Article 9.  So long as the indemnifying party is reasonably contesting any such third party claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount).  The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

(b)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.  Such notice shall state the amount of Indemnifiable Losses, if known, the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises.  If the party from whom indemnification is sought disputes such claim, then the parties shall then follow the dispute resolution mechanism set forth in Section 12.7.

9.4)          Indemnification Limitations.  MacroPore shall have no liability (for indemnification or otherwise) with respect to claims under Section 9.1 until the total of all Indemnifiable Losses with respect to such matters, when added to the amount of all claims of Medicis to indemnification under this Agreement and the License Agreement exceeds Four Hundred Thousand Dollars ($400,000) (the “Threshold Amount”) and then only for the amount by which such Indemnifiable Losses exceed the Threshold Amount.  Notwithstanding anything to the contrary in the Agreement, the total amount of Indemnifiable Losses that MacroPore shall be obligated to pay to Medicis in the aggregate shall not exceed  50 % of the total Purchase Price actually paid. The total amount of Indemnifiable Losses that Medicis shall be obligated to pay to MacroPore in the aggregate shall not exceed 50% of the Purchase Price. The Threshhold Amount under this section 9.4, does also apply for any liability of Medicis. For purposes of these Section 9.4 limitations, contractual obligations of Medicis to pay

CONFIDENTIAL TREATMENT REQUESTED

specific or calculable amounts of money to MacroPore shall not be so limited to enable Medicis to avoid any purchase payment or product payment obligations to MacroPore.

9.5)          Cooperation as to Indemnified Liability.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

9.6)          Tax Treatment.  The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by law.

ARTICLE 10

TERMINATION

10.1)        Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)           By and at the option of Medicis if the Closing shall not have occurred by January 21, 2004; provided that Medicis shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b)           By and at the option of MacroPore if the Closing shall not have occurred by January 21, 2004; provided that MacroPore shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(c)           At any time, without liability of any party to the others, upon the mutual written consent of MacroPore and Medicis.

10.2)        Medicis Termination.  If at any time at or before the Closing Date:

(a)           MacroPore fails to comply with all or any of its obligations contained in this Agreement whether to be performed on or before the Closing Date; or

(b)           Medicis becomes aware of any fact or event (not being effect or event provided for by the Agreement) which in its reasonable opinion:

(i)            is a material breach of or in any way materially inconsistent with any of the representations or warranties contained in Section 3 or would be a material breach of or in any way materially inconsistent with any of the representations or warranties contained in Section 3 when repeated at the Closing Date; or

(ii)           is evidence that any of the representations or warranties is misleading in any respect material to Medicis or that any obligation of MacroPore has not been or will not be complied with within the period required by this Agreement; or

(iii)          would affect the willingness of a prudent purchaser for value of the Field of Use Business to complete its purchase or the price which such purchaser would be prepared to pay for the Field of Use Business or the terms of such purchase; or

(iv)          would be likely to prevent or hinder Medicis from having effective use and possession of or from disposing of any of the Specified Assets or from carrying on the Field of Use Business following the Closing Date in substantially the same manner as it is now carried on; or

CONFIDENTIAL TREATMENT REQUESTED

(c)           any of the Specified Assets are effected by loss or damage on account of fire, flat, explosion, death, strike or any other course (whether similar or not) which in the reasonable opinion of Medicis materially and adversely affects the value of the Specified Assets or the Field of Use Business or the manner in which it can continue to be carried on; or

(d)           circumstances occur with respect to the Field of Use Business which would have a material adverse effect on the Field of Use Business and/or if, between the date of signing this Agreement and the Closing Date, there is any material adverse change, either individually or in the aggregate, in the assets, financial situation or operational results of the Field of Use Business.

then Medicis may elect to withdraw from this Agreement without prejudice to its remedies against MacroPore.

10.3) No Waiver.  Nothing contained in this Article 10 shall be construed as a release or waiver by any party hereto of any of its rights against any other party arising out of any breach of this Agreement by the other party.

ARTICLE 11

COMPETITION RESTRAINT

11.1)  For a period of [2] years after the Closing Date MacroPore shall not (except in connection with its Development and Supply arrangements with Medtronic for the Spinal Field, and products of MacroPore for use in the Field of Regenerative Medicine):

(a)           develop, manufacture or distribute Bioabsorbable Film Implants (hereinafter referred to as “Competitive Products”) except as provided for in this Agreement;

(b)           establish an enterprise which develops, manufactures or distributes Competitive Products, acquire such enterprise, participate – in any manner whatsoever – in such enterprise and support such enterprise in any other manner;

(c)           compete directly or indirectly in any other manner in the business of developing, manufacturing or distributing Competitive Products or support such competition by third parties, e.g. by contacting customers of the Field of Use Business.

11.2         This competition restraint shall not apply to the acquisition of shares, which are quoted on the stock exchange in competitive companies, for the purpose of a mere capital investment with a maximum participation of 10%.

11.3         The competition restrained pursuant to section 11.1 shall apply to all countries in which MacroPore presently conducts and solicits all or part of its Field of Use Business or has conducted or solicited any Field of Use Business during the last five years prior to the Closing Date, including, but not limited to the countries which are listed in Schedule 5.13.

ARTICLE 12

MISCELLANEOUS

12.1)        Cooperation. The Parties shall, also after the Closing Date, execute such documents and do such other things and acts as may still be necessary or desirable to perform and fully carry out the terms and purposes of this Agreement.

12.2  Complete Agreement.  The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.  This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

12.3)        Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive and remain in full force and effect for one year after the Closing Date.

CONFIDENTIAL TREATMENT REQUESTED

12.4)        Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto.

12.5)        Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medicis, to:

Managing Director

Medicis Ventures Management GmbH

Poschingerstr. 9

D-81679 München, Germany

Fax

and if to MacroPore, to:

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA 92121

Attention: Christopher J. Calhoun

FAX (858) 458-0995

with separate copies thereof addressed to:

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA 92121

Attention: In-House Counsel

FAX (858) 458-0994

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or on the date that is three days after the date shown on the return receipt (if delivered by mail).

12.6)        Expenses.  Except as otherwise expressly provided herein, Medicis and MacroPore shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

12.7)        Governing Law and Arbitration.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws and without application of the United Nations Convention for the International Sale of Goods.  Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding alternative dispute resolution conducted under the auspices of, and in accordance with, the Commercial Arbitration Rules of the American Arbitration Association, in San Francisco, California.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof.  Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.  Any legal actions or proceedings relating to the Agreement or the enforcement of any provision of the Agreement shall be brought or otherwise commenced

CONFIDENTIAL TREATMENT REQUESTED

in California (and if in court, in any state or federal court located in the California).  Each of the parties hereto expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in California in connection with any such legal proceedings.

12.8)        Public Announcement.  In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information.

12.9)        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights and obligations of MacroPore herein may not be assigned except that all such rights and obligations of MacroPore may be assigned to an entity that will succeed to substantially all of the polylactic-acid-related business of MacroPore, and the rights of Medicis may be assigned only to an Affiliate of Medicis or to such business organization that shall succeed to substantially all of the Field of Use Business of Medicis or of such subsidiary to which this Agreement relates.

12.10)      Titles and Headings; Construction.  The titles and headings to Sections herein and Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.11)      Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision.  Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

12.12)      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

12.13)  Confidentiality.  Each party will (i) keep confidential, and not disclose to others, all Confidential Information of the other party, and (ii) not use any of the other party’s Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that a party may use the other party’s Confidential Information to the extent necessary to perform its duties and obligations, or to enforce such party’s rights, under this Agreement, or to exercise such party’s rights under the License Agreement.  The foregoing shall not prohibit disclosures: (x) made to the receiving party’s sub-distributors, employees or agents who have a “need to know” the other party’s Confidential Information to the extent such disclosure is necessary to perform such party’s duties and obligations, or to enforce such party’s rights, under this Agreement or the License Agreement, provided that such sub-distributors, employees or agents agree in writing or are otherwise actually compelled to comply with the obligations of this Section 12.13, and the receiving party remains directly responsible to the disclosing party for their compliance; or (y) compelled to be made by any requirement of law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information of the other party provides prior written notice to such other party so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled party’s compliance with this Section 12.13, provided that all such information so disclosed (other than in a way which makes it generally available to the public) shall remain Confidential Information for all

CONFIDENTIAL TREATMENT REQUESTED

other purposes.  If such protective order, other remedy or waiver is not obtained by the time the compelled party is required to comply, the compelled party may furnish only that portion of the Confidential Information of the other party that it is legally compelled, in the opinion of counsel, to disclose and shall request, at the other party’s expense, that such Confidential Information be accorded confidential treatment (if such procedure is available), including redaction of any payment terms specified herein.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants.  This Section shall survive indefinitely with respect to manufacturing information and, with respect to all other Confidential Information, for a period of three years from and after the Closing or any termination of this Agreement.

(Remainder of page intentionally blank; signatures follow on next page)

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed in the manner appropriate for each, as of the date first above written.

MEDICIS Ventures Management GmbH

By	/s/ Kai Deusch .
	Its	Managing Director .

MACROPORE BIOSURGERY, INC.

By	/s/ Christopher J. Calhoun
	Its	Chief Executive Officer

SCHEDULES:

2.2	–	Open Orders
3.13	–	Customer List
5.6	–	Cost Statements
5.13	–	International Distributor List

EXHIBITS:

A	–	License Agreement
B	–	Letter of Intent
C	–	Associate Investors List
D	–	Assignment and Assumption Agreement
E	–	Bill of Sale
F	–	Letter of Assets
G	–	Business Development Agreement
H	–	Excluded Assets
I	–	Inventory
J	–	Express Liabilities

pdf

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

LICENSE AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of December 13, 2003, (the “Effective Date”) between Medicis Ventures Management GmbH, (“Medicis”), a German corporation, and MacroPore Biosurgery, Inc., a Delaware corporation (“MacroPore”).

WITNESSETH:

WHEREAS, MacroPore and Medicis have entered into an Asset Purchase Agreement dated December 13, 2003 pursuant to which MacroPore is selling Medicis certain assets (the “Purchase Agreement”); and

WHEREAS, as part of the transaction between the parties relating to the Purchase Agreement, Medicis will license to MacroPore certain rights to intellectual property in accordance with the terms of the Agreement and the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the Purchase Agreement.

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and in the Purchase Agreement and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Specific Definitions.  As used in this Agreement, the following definitions and terms shall have the designated meanings:

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Agreement” means this Agreement and all Exhibits hereto.

“Bioabsorbable Film Implants” has the meaning set forth in the Purchase Agreement..

“Confidential Information” means Intellectual Property (as defined below) disclosed (whether before or during the term of this Agreement) by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”), generated under this Agreement, or otherwise learned by the receiving party from the disclosing party, excluding information which:

(a)           was already in the possession of the receiving party before its original receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           shall have been disclosed to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no direct or indirect obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

CONFIDENTIAL TREATMENT REQUESTED

(d)           has been independently developed by or for the receiving party without breach of this Agreement or use of any Confidential Information of the other party (provided that the receiving party is able to provide the disclosing party with written proof thereof).

Notwithstanding the foregoing exceptions, all information learned by Medicis personnel during the time they were MacroPore personnel shall be Confidential Information of MacroPore and shall continue to be governed by their agreements with MacroPore.

“Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than Medicis or MacroPore in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding).

“Field of Regenerative Medicine” has the meaning set forth in the Purchase Agreement.

 “Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, works of authorship, ideas, technology, data, information, methods, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, and improvements to any of the foregoing.

“Invention” means any invention, discovery, works of authorship, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Knowledge” shall have the meaning set forth in the Purchase Agreement.

“Licensed Product(s)” means Bioabsorbable Film Implants covered by MacroPore Intellectual Property (as sold to Medicis pursuant the Purchase Agreement) and any related products.

“MacroPore Intellectual Property” means all Intellectual Property sold to Medicis pursuant to the Purchase Agreement, including, without limitation, the Patents and the Trademarks.

“Medicis” means Medicis Ventures Management GmbH and its Associate Investors and its and their Affiliates and successors.

“Patents” means: (a) the patents and patent applications, together with any patents that may issue based thereon, set forth on Exhibit A; (b) all continuation, divisional, re-issue, re-examination and substitution applications that may be filed by or for the benefit of Medicis based on the foregoing referenced patents or patent application, together with any patents that may issue based thereon; and (c) all foreign applications that may be filed by or for the benefit of Medicis based on the foregoing referenced patents and patent applications, together with all patents which may issue based thereon.

“Specified Assets” has the meaning set forth in the Purchase Agreement.

“Spinal Field” means all applications (including but not limited to: anti-adhesion, anti-scarring, minimizing the attachment of soft tissues, or soft or hard tissue support) related to the anatomy of the spine including, but not limited to, applications in the following: spinal fixation, stabilization and/or fusion, spinal cord coverings, exiting nerve root coverings, cauda equina coverings, lamina coverings and vertebral column-cervical, thoracic, lumbar and sacral.

CONFIDENTIAL TREATMENT REQUESTED

“Trademarks” means any trademark and trademark applications, together with any registrations that may issue based thereon, set forth on Exhibit B.

1.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3           Definitional Provisions.

The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

References to an “Exhibit” are, unless otherwise specified, to one of the Exhibits attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

The term “person” includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2

LICENSE TO MACROPORE

2.1           Grant of License for the Spinal Field. Subject to the terms and conditions of this Agreement, Medicis hereby grants to MacroPore and its Affiliates a worldwide, sublicensable (subject to the limitations set forth in Section 2.3 and 2.4 below), exclusive, royalty-free license to the MacroPore Intellectual Property to make, have made, use, import, offer to sell, sell and distribute Licensed Products in the Spinal Field and otherwise to commercialize and exploit the MacroPore Intellectual Property in the Spinal Field for a term equal to and determined by the length of the Spinal Development and Supply Agreement (including any extensions thereof) between MacroPore (including any of its affiliates, subsidiaries and assigns) and Medtronic, Inc. (including any of its affiliates, subsidiaries and assigns).

2.2           Grant of License for the Field of Regenerative Medicine. Subject to the terms and conditions of this Agreement, Medicis hereby grants to MacroPore and its Affiliates a perpetual, worldwide, sublicensable (subject to the limitations set forth in Section 2.3 below), non-exclusive, royalty-free license to the MacroPore Intellectual Property to make, have made, use, import, offer to sell, sell and distribute Licensed Products in the Field of Regenerative Medicine and otherwise to commercialize and exploit the MacroPore Intellectual Property in the Field of Regenerative Medicine and to perform MacroPore’s back-up supply obligations as specified in the Purchase Agreement.

2.3           Restriction on Sublicense.  MacroPore’s right to sublicense its rights hereunder shall be limited as follows:  (a) MacroPore shall be responsible for and indemnify Medicis for actions or omissions of sublicensees and any breach by the sublicensee (whether by action, omission or otherwise) shall be deemed a breach by MacroPore; (b) all sublicense agreements shall contain terms at least as protective of the MacroPore Intellectual Property as the terms in this Agreement; and (c) all sublicense agreements shall expressly state that Medicis retains all right, title, and interest in and to all MacroPore Intellectual Property, other than those rights herein licensed to MacroPore and its Affiliates, and there shall be no license or rights granted by implication.

2.4           Efforts to Terminate License for the Spinal Field.  No more than one year prior and no less than six months prior to the termination of the current term of the MacroPore-Medtronic Development & Supply Agreement (On or about July 7, 2011), MacroPore shall give notice to Medtronic that the rights to the Spinal Field are to be terminated at

CONFIDENTIAL TREATMENT REQUESTED

the end of the term in the event that Medtronic is not selling the Hydrosorb Bioabsorbable Film Implants for use in the spine.

ARTICLE 3

ADDITIONAL OBLIGATIONS

3.1           Maintain Intellectual Property in Force.   Medicis agrees to maintain in full force and effect (including, without limitation, preventing disclosures which would defeat trade secret status) all MacroPore Intellectual Property covering applications within the Spinal Field and/or the Field of Regenerative Medicine, or if Medicis wishes to abandon any such MacroPore Intellectual Property, it shall notify MacroPore in writing at least ninety days before any abandonment of such MacroPore Intellectual Property and MacroPore shall have the right, but not the obligation, to maintain such MacroPore Intellectual Property in full force and effect at its own expense. In the event that MacroPore elects to assume the prosecution or maintenance of any MacroPore Intellectual Property abandoned by Medicis, Medicis agrees to assign all right, title and interest to the abandoned property to MacroPore.  Medicis also agrees that it shall not transfer any of its rights, title or interest in the MacroPore Intellectual Property to any third party without first notifying such third party of MacroPore’s rights under this Agreement and obtaining such third party’s express agreement to assume Medicis’s obligations under this Agreement.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1           Confidentiality.  Each party will, for the term of this Agreement and thereafter, (i) keep confidential and not disclose to others, all Confidential Information of the other party, and (ii) not use any of the other party’s Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that a party may use the other party’s Confidential Information to the extent necessary to perform its duties and obligations, or to enforce such party’s rights, under this Agreement; and if the Confidential Information is part of the MacroPore Intellectual Property, MacroPore and its Affiliates may use it within the scope of the licenses granted in Sections 2.1 and 2.2 herein. The foregoing shall not prohibit disclosures: (x) made to the receiving party’s distributors, employees or agents who have a “need to know” the other party’s Confidential Information to the extent such disclosure is necessary to perform such party’s duties and obligations, or to enforce such party’s rights, under this Agreement, provided that such distributors, employees or agents agree in writing or are otherwise actually compelled to comply with the obligations of this Section 4.1, and the receiving party remains directly responsible to the disclosing party for their compliance; or (y) compelled to be made by any requirement of law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information of the other party provides prior written notice to such other party so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled party’s compliance with this Section 4.1, provided that all such information so disclosed (other than in a way which makes it generally available to the public) shall remain Confidential Information for all other purposes.  If such protective order, other remedy or waiver is not obtained by the time the compelled party is required to comply, the compelled party may furnish only that portion of the Confidential Information of the other party that it is legally compelled, in the opinion of counsel, to disclose and shall request, at the other party’s expense, that such Confidential Information be accorded confidential treatment (if such procedure is available), including redaction of any payment terms specified.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants.

4.2           Prosecution of Infringement of MacroPore Intellectual Property.  Each of MacroPore and Medicis shall promptly notify the other if it knows or has reason to believe that rights to the MacroPore Intellectual Property in the Spinal Field or Field of Regenerative Medicine are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened.  MacroPore shall have the first right to prosecute such alleged infringement or misappropriation for MacroPore’s own account.  In the event MacroPore elects to prosecute such alleged infringement or misappropriation for its own account, MacroPore shall be solely responsible for payment of all of its own costs of prosecution and of negotiating settlement, and shall retain all proceeds from such prosecution.

CONFIDENTIAL TREATMENT REQUESTED

MacroPore’s prosecution of such infringement shall be by counsel reasonably acceptable to Medicis.  MacroPore shall have the right to join Medicis as a party plaintiff to any such proceeding if MacroPore believes it is necessary to successfully prosecute such infringement or misappropriation. Medicis shall cooperate in connection with the initiation and prosecution by MacroPore of such suit.  Notwithstanding the foregoing, Medicis shall have the right to initiate or join in any prosecution concerning the MacroPore Intellectual Property.  In the event Medicis initiates or joins as a plaintiff in any such action involving the MacroPore Intellectual Property, MacroPore and Medicis shall attempt to agree on a sharing ratio which shall apply to the expenses of prosecution and to the proceeds of prosecution.  If MacroPore and Medicis cannot agree, the ratio shall be that of the gross revenues for each party (for the preceding 12 months) attributable to the use of the MacroPore Intellectual Property to the extent that such gross revenues are consistent with the terms of this Agreement.  In any case where MacroPore exercises its first right to prosecute, MacroPore shall control the handling of the case; provided, that if the alleged infringer challenges the validity of a claim of a Patent which has primary applicability outside the Spinal Field or the Field of Regenerative Medicine, Medicis shall control the handling of that portion of the case.  If MacroPore elects not to prosecute any infringement involving the MacroPore Intellectual Property, then Medicis shall be entitled to prosecute it without any participation by MacroPore and to keep all proceeds from such prosecution.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1           Representations of Medicis.  Medicis represents, warrants and covenants to MacroPore that:

(a)           Medicis is a corporation duly organized, validly existing, and in good standing under the laws of Germany and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)           Medicis has taken all necessary corporate action under the laws of the place of its incorporation and its governing documents to authorize the execution and consummation of this Agreement and this Agreement constitutes the valid and legally binding agreement of Medicis enforceable against Medicis in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the governing documents of Medicis or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Medicis is a party or by which Medicis or any of its assets is bound.

5.2           Representations of MacroPore.  MacroPore represents, warrants and covenants to Medicis that:

(a)           MacroPore is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)           MacroPore has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and bylaws to authorize the execution and consummation of this Agreement and this Agreement constitutes the valid and legally binding agreement of MacroPore enforceable against MacroPore in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate and bylaws of MacroPore or any law, rule, regulation,

CONFIDENTIAL TREATMENT REQUESTED

writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which MacroPore is a party or by which MacroPore or any of its assets is bound.

5.3           Warranties.           Unless otherwise expressly provided herein, the MacroPore Intellectual Property is provided “as is” without any warranty whatsoever. Medicis disclaims all warranties, conditions, representations, indemnities and guarantees, whether express, implied or statutory, as to any matter whatsoever, including all implied warranties of merchantability, fitness for a particular purpose and non-infringement of third party rights. Especially, this applies to any infringement, alleged or otherwise, of patent, utility model, design, trade mark, copyright or any other Intellectual Property Rights in connection with the MacroPore Intellectual Property. Medicis disclaims any warranty or representation to any person other than MacroPore with respect to the MacroPore Intellectual Property.

ARTICLE 6

INDEMNIFICATION

6.1           Indemnification by Medicis.  Medicis shall indemnify, defend and hold harmless MacroPore and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “MacroPore”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, penalties, deficiencies, actions, settlements, judgments, costs and expenses which MacroPore may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by Medicis of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to MacroPore by Medicis in connection with the transactions hereunder.  An amount for which MacroPore is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

6.2           Indemnification by MacroPore.  MacroPore shall indemnify, defend and hold harmless Medicis and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Medicis”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, penalties, deficiencies, actions, settlements, judgments, costs and expenses which Medicis may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by MacroPore of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement.  An amount for which Medicis is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

6.3           Third Party Claims.  If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 6, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party.  If the indemnifying party acknowledges that the indemnified party is entitled to indemnification hereunder for such claim, the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party.  If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so.  If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the

CONFIDENTIAL TREATMENT REQUESTED

indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, unless the indemnifying party and indemnified party have available inconsistent defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, which consent shall not be unreasonably withheld, and (e) the indemnifying party shall promptly reimburse the indemnified party for the Indemnified Amount as incurred by the indemnified party pursuant to this Article 6.  So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount).  The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

6.4           Non-Third Party Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.  Such notice shall state the amount of the Indemnified Amount, if known, the method of computation thereof, and contain a reference to the provisions of this Agreement in respect to which such right of indemnification is claimed or arises.  If the party from whom indemnification is sought disputes such claim then the parties shall then follow the dispute resolution mechanism set forth in Section 9.15 of this Agreement.

6.5)          Indemnification Limitations.               MacroPore shall have no liability (for indemnification or otherwise) with respect to claims under Article 6 until the total of all Indemnifiable Losses with respect to such matters, when added to the amount of all claims of Medicis to indemnification under the Purchase Agreement exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”) and then only for the amount by which such Indemnifiable Losses exceed the Threshold Amount.  Notwithstanding anything to the contrary in the Agreement, the total amount of Indemnifiable Losses that MacroPore shall be obligated to pay to Medicis in the aggregate shall not exceed the lesser of fifty percent (50%) of the total Purchase Price (as defined in the Purchase Agreement) or the portion of the Purchase Price actually paid to and received by MacroPore pursuant to the terms of the Purchase Agreement (i.e., if the total amount of Indemnified Amounts exceeds the portion of the Purchase Price actually paid to MacroPore prior to such time but is less than 50% of the total Purchase Price, then Medicis shall only offset such amounts against future installments of the Purchase Price up to the maximum of 50% of the total Purchase Price).

6.6)          Cooperation as to Indemnified Liability.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

ARTICLE 7

TERM AND TERMINATION

7.1           Term.  Unless otherwise terminated under provisions of Section 7.2, this Agreement shall continue as to each respective item of MacroPore Intellectual Property until such item has Expired or is otherwise no longer legally-protectable Intellectual Property.  Termination of this Agreement for any reason will not affect Section 4.1 or the license rights granted to MacroPore in Sections 2.1 and 2.2, or either party’s pre-termination rights and remedies, which shall survive termination of this Agreement.

7.2           Termination.  MacroPore may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving Medicis notice in writing at least thirty (30) days in advance of the effective date of such termination.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 8

FORCE MAJEURE

8.1           Force Majeure.  Neither party shall be in default because of any failure to perform such party’s obligations under this Agreement to the extent such failure is due to causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, Acts of God or of the public enemy, acts of terrorism, acts of the Government in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, or freight embargoes (each a “Force Majeure Event”).  In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.  Once performance is again possible, performance must be given.

8.2           Notice.  If it appears that performance under of obligations may be delayed by a Force Majeure Event, the first party will immediately notify the other party as soon as practicable in writing at the address specified in this Agreement.  During the period that the performance by one of the parties of its obligations has been suspended by reason of a Force Majeure Event, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 9

MISCELLANEOUS

9.1           Assignment.  Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise) except with the prior written consent of the other party, which consent will not be unreasonably withheld, provided that either MacroPore or Medicis may, without a need for consent, assign its respective rights and obligations pursuant to this Agreement to any person who, by merger, share exchange, combination or consolidation of any type, purchase, operation of law, asset purchase or otherwise, acquires substantially all of the business of the assigning party to which this Agreement relates. MacroPore may assign the license for the Spinal Field granted in Section 2.1 to the purchasing party without the need for a consent in the event that MacroPore sells all or substantially all of the assets of its spinal implant business. Any prohibited assignment shall be null and void.

9.2           Complete Agreement.  This Agreement, the Purchase Agreement and the Exhibits of each constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral relating hereto.

9.3           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws and without application of the United Nations Convention on Contracts for the International Sale of Goods.

9.4           Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto or else it shall be of no effect.

9.5           Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

CONFIDENTIAL TREATMENT REQUESTED

if to MacroPore, to:

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA 92121

USA

Attention: Christopher J. Calhoun

FAX: (858) 458-0995

with duplicate copy thereof addressed to

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA  92121

USA

Attention: In-House Counsel

FAX: (858) 458-0994

and if to Medicis, to:

Medicis Ventures Management GmbH

Poschingerstr. 9

D-81679 München, Germany

Attention: Managing Director

FAX:

with duplicate copy thereof addressed to:

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or three business days after the date sent (if delivered by mail).

9.6           Expenses.  Except as expressly provided herein, Medicis and MacroPore shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

9.7           Titles and Headings; Construction.  The titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

9.8           Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be deemed replaced with a provision which enables the enforcement, to the maximum extent possible, of the parties’ original intent, and the remaining provisions shall nonetheless be enforceable according to their terms.

9.9           Relationship.  This Agreement does not make either party the employee, partner, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, and each

CONFIDENTIAL TREATMENT REQUESTED

party agrees not to purport to do so. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

9.10         Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11         Survival.  All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, subject to any applicable statutes of limitations.

9.12         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

9.13         Execution of Further Documents.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

9.14         Public Announcement.  In the event either party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations).

9.15         Dispute Resolution.             Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding arbitration conducted under the auspices of, and in accordance with, the Commercial Arbitration Rules of the American Arbitration Association, in San Francisco, California.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, a party may seek interim injunctive relief from any court of competent jurisdiction.

(Remainder of page intentionally blank; signatures follow on next page)

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, as of the date first written above.

MEDICIS VENTURES MANAGEMENT GmbH

By:

Its:

MACROPORE BIOSURGERY, INC.

By:

Its:

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of January 21, 2004, by and among Medicis Ventures Management GmbH., a German corporation (“Buyer”) and MacroPore Biosurgery, Inc., a Delaware corporation (“Seller”).

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated December 13, 2003 (the “Purchase Agreement”) pursuant to which Buyer will purchase certain businesses and assets of the Seller effective as of the close of business on the date hereof (the “Effective Date”); and

WHEREAS, as part of the transfer of the businesses and assets of Seller, Seller desires to assign and delegate to Buyer, and Buyer desires to accept an assignment of and assume Seller’s obligations pursuant to, the “Assumed Liabilities” (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment and Delegation.  Seller hereby sells, assigns, delegates, and transfers to Buyer all of Seller’s duties and, Agreement obligations under and to the Assumed Liabilities, effective as of the Effective Date.

2.             Assumption.  Buyer hereby assumes and agrees to perform all of the duties and Agreement obligations of Seller under the Assumed Liabilities from and after the Effective Date.

3.             Binding Upon Assigns.  This Assignment and Assumption Agreement shall bind and inure to the benefit of Sellers and Buyer and their respective successors and assigns.

4.             Miscellaneous.  All representations, warranties and covenants of Seller and of Buyer with respect to the Assumed Liabilities contained in the Purchase Agreement, subject to the limitations therein contained, are incorporated herein by reference.  This Agreement shall be construed and enforced in accordance with and governed by the laws of California, without regard to principles of conflicts of laws.  This Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed and delivered on behalf of the parties as of the date first above written.

MACROPORE BIOSURGERY, INC.

By:
Its:

MEDICIS VENTURES MANAGEMENT GmbH

By:
Its:

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E

BILL OF SALE

THIS BILL OF SALE is made, executed and delivered as of January 21, 2004 (“Bill of Sale”) by MacroPore Biosurgery, Inc., a Delaware corporation (“Seller”) to Medicis Ventures Management GmbH, a German corporation (“Medicis”).

WITNESSETH:

WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of December 13, 2003 (the “Purchase Agreement”), pursuant to which Seller agreed, among other things, to sell, convey, assign, transfer and deliver to Buyer the Specified Assets (such term and all other capitalized terms used but not defined herein having the same meanings ascribed to such terms in the Purchase Agreement) all as more fully described in the Purchase Agreement, for consideration in the amount and on the terms and conditions provided in the Purchase Agreement; and

WHEREAS, Seller and Buyer now desire to carry out the intent and purpose of the Purchase Agreement by Seller’s execution and delivery to Buyer of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to Buyer of the Specified Assets;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration to Seller, the receipt and adequacy of which are hereby acknowledged, Seller, as of the close of business on the date hereof, is selling, conveying, assigning, transferring and delivering, and by this Bill of Sale does, effective as of the close of business on the date hereof, sell, convey, assign, transfer and deliver unto Buyer, its successors and assigns in accordance with the terms and provisions of the Purchase Agreement:

TO HAVE AND TO HOLD all of Seller’s right, title and interest in and to the Specified Assets unto Buyer, and Buyer’s successors and assigns, all in accordance with the terms of the Purchase Agreement FOREVER.

2.             Seller further covenants and agrees that the covenants herein contained shall inure to the benefit of the successors and assigns of Buyer.

3.             All representations, warranties and covenants of the Seller with respect to the Specified Assets contained in the Purchase Agreement, subject to the limitations therein contained, are incorporated hereby by reference.

4.             This Bill of Sale shall be construed and enforced in accordance with and governed by the laws of the State of California, without giving effect to principles of conflicts of laws.

5.             Seller shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as Buyer may in writing at any time and from time to time reasonably request be done or executed, in order to give full effect to the provisions of this Bill of Sale.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered on behalf of Seller as of the date first above written.

CONFIDENTIAL TREATMENT REQUESTED

MACROPORE BIOSURGERY, INC.

By:
Its:

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT G

BUSINESS DEVELOPMENT AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

Business Development Agreement***

This Business Development Agreement (“Development Agreement”) is made and entered into as of January         , 2004, by and among Medicis Ventures Management GmbH  (as defined herein, “Medicis”), a German corporation, and MacroPore Biosurgery, Inc. (as defined herein, “MacroPore”), a Delaware corporation.

WITNESSETH:

MacroPore has sold Medicis certain assets pursuant to the Asset Purchase Agreement (“Asset Agreement”) and the License Agreement of even date. This Development Agreement is the one contemplated by the Asset Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Asset Agreement.

WHEREAS, Medicis desires to establish a partnership, distribution or licensing arrangement (“Business Arrangement”) between Medicis and a Japanese company (“Partner” the identity of which is not yet determined) for marketing Bioabsorbable Film Implants (“Implants”) in and for use in Japan (“Territory”); and

WHEREAS, MacroPore has contacts, relationships and abilities to assist Medicis in establishing a Business Arrangement with a Partner, and relevant regulatory experience related to the marketing of the Implants;

NOW, THEREFORE, in consideration of the agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEVELOPMENT ACTIVITES OF MACROPORE

1.1)          General Development Assistance.  MacroPore shall exercise all commercially reasonable efforts until December 1, 2004 to: (i) jointly establish (on behalf of and subject to advice and consent of Medicis), a Business Arrangement with a Partner related to the sale of Implants in the Territory; and, (ii) assist Medicis in obtaining the required regulatory clearances to market the Implants in the Territory.

1.2)          Regulatory Clearances in Japan.  Subject to Section 1.1, MacroPore will provide Medicis and the Partner strategic, documentary and technical support to assist them in obtaining regulatory clearance for the Implants in the Territory.

ARTICLE 2

DEVELOPMENT ACTIVITES OF MEDICIS

2.1)          General Development Assistance.  Medicis shall exercise all commercially reasonable efforts and work with MacroPore to: (i) establish a business relationship with a Partner to the sell Implants in the Territory and (ii) cooperate with the Partner in the Territory to obtain the required regulatory clearances to market the Implants in the Territory.

ARTICLE 3

OBLIGATIONS, COSTS AND EXPENSES

3.1)          Authority.  This Development Agreement does not create any relationship of partnership, agency or joint venture. Neither party has authority for and on behalf of the other. Neither party may incur any debt, obligation, expense, or liability of any kind which is binding against the other without the other’s express written approval.

3.2)          Costs.     Except as otherwise provided in this agreement, each party shall be responsible for their own costs and expenses in fulfilling their obligations hereunder.

***                           Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark").  This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

CONFIDENTIAL TREATMENT REQUESTED

3.3)          Clinical/Pre-Clinical Trials.  In the event that it is necessary to conduct clinical trials to commercially market Implants in the Territory, all costs and expenses related to the clinical trial shall be borne by Medicis. MacroPore shall be immediately reimbursed for any reasonable costs and expenses incurred with Medicis’ prior written consent (which consent shall not be unreasonable withheld) in supporting such activities.  In the event that any additional pre-clinical work is required to obtain regulatory approval in the Territory, MacroPore and Medicis shall divide these costs as far as incurred with Medicis’ prior written consent (which consent shall not be unreasonable withheld) equally between the parties with the costs to MacroPore not to exceed $50,000. MacroPore shall be immediately reimbursed for any such reasonable costs and expenses that exceed $50,000 in supporting such pre-clinical activities.

ARTICLE 4

COMPENSATION

4.1)          Agreement Fee / Up-Front Payments.  Within 10 days of Medicis having received any payment relating to any Business Arrangement with a Partner in the Territory, Medicis shall pay MacroPore *** of any *** fee or *** payable to Medicis by way of such agreement.  Medicis agrees not to *** as are currently contemplated in negotiations with any potential partner, in such a way as to transfer economic value away from the *** and toward another manner of transferring economic benefit, and effectively to reduce the amount payable to MacroPore.  If such *** fails to provide for *** to Medicis at the execution of the agreement, then MacroPore shall be entitled to ***  payment of *** of any deferred payment for a *** (including any easily-achievable *** payment, even if not expressly identified as a ***, etc.). In the event that the *** contains any type of regulatory milestone payments, *** of any such payments received by Medicis shall be *** paid to MacroPore by Medicis (net of any pre-clinical or clinical trial costs referenced in section 3.3). Any other milestone payment that may be agreed upon between the parties shall be shared equally by MacroPore and Medicis.

4.2)          Regulatory Approval Fee.  For a period of *** years from the first lawful commercial launch of Qualified Implants into the Territory, MacroPore shall receive quarterly payments from Medicis equal to *** of the excess of (a) the *** of Medicis from sales (whether or not to Partner) of all Implants in the Territory, over (b) the actual *** incurred by Medicis (if any) for the goods sold. In no event shall the cost subtracted ***  or specified by MacroPore in the Asset Agreement.  This fee is payable whether or not any clinical or pre-clinical trials are required by authorities in the Territory prior to commercial launch. The fee shall be paid for all products sold during such *** year period even though actual payments for such products are not received by Medicis until a later date. “Qualified Implants” include any Implant with Japanese regulatory approval at least as favorable as the 510 K clearance received by MacroPore on September 22, 2003 for the minimization of attachment of soft tissue (“MAST”) in the U.S. In addition, in the event and to the extent that the Business Arrangement is structured in such a way that the Medicis is to receive *** for products sold in the Territory, then MacroPore shall be entitled to ***  of any such *** received from the first lawful commercial launch of Qualified Implants into the Territory for a period of *** years thereafter.

4.3)          MacroPore Liability Waiver By Medicis / Japanese Partner.  Medicis agrees that any definitive written agreements between Medicis and any Partner for distribution or licensing of Implants in the Territory shall include provisions providing a full and complete waiver by both parties of liability of MacroPore in regards to such agreement. MacroPore shall by no means be held liable for any breach of contract or warranty whether express or implied resulting from such agreement except in so far as it shall be established according to U.S. law that MacroPore acted with gross negligence or clear intent to defraud the either party to such contract.

ARTICLE 5

REPORTS AND RECORDS

5.1)          Quarterly Revenue Reports.  Beginning at the first commercial launch of Qualified Implants into the Territory as provided in Section 4.2 above, Medicis will make quarterly fee reports to MacroPore on or before each January 21 (for the quarter ending December 31), April 21 (for the quarter ending March 31), July 21 (for the quarter ending June 30) and October 21 (for the quarter ending September 30) of each year.  Each fee report will cover Medicis’s most recently completed calendar quarter and will, at a minimum, show:

5.1.1)       the gross invoice prices for all Implants sold in the Territory and actual manufacturing costs (incurred by Medicis) for those goods sold;

5.1.2)       the Section 4.2 fees due, in United States dollars, payable to MacroPore for the quarter being reported;

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

5.1.3)       the amount of the cash and the amount of the cash equivalent of the non-cash consideration including the method used to calculate the non-cash consideration;

5.1.4)       any other information reasonably necessary to confirm Medicis’s calculation of its fee obligations *** hereunder;

5.2)          Quarterly Fee Payments.  All fees payable to MacroPore as identified in Section 4.2 shall be paid simultaneously with the delivery of the quarterly report with which they correspond. Conversion into US dollars shall be at the mean average daily closing conversion rate over the quarter in question, based on rates as reported in the Wall Street Journal.

5.3)          Document Retention.  Medicis will keep accurate books and records showing all Implants sold in or for the Territory sufficient to verify the quarterly reports required in Section 5.1. Such books and records will be preserved for at least three (3) years after the date of the payment to which they pertain.

5.4)          Document Inspection.  The books and records required to be maintained in Section 5.3 will be open to inspection by experts appointed by MacroPore and bound by their obligation to professional secrecy at reasonable times to determine their accuracy and assess Medicis’s compliance with the terms of this Agreement.  MacroPore shall bear the fees and expenses of such examination.  If, however, an error in fees of more than five percent (5%) of the total fees due for any year is discovered in any examination, then Medicis shall bear the fees and expenses related to such examination.

5.5)          Provision of Financial Statements.  Medicis (or their successor in interest) shall provide MacroPore financial statements for every calendar quarter within 30 calendar days of the quarter most recently ended. The statements must contain the balance sheet, statement of operations, and statement of cash flow of Medicis. The obligation to provide financial statements terminates after the last payment required to be made under this agreement has been paid to MacroPore.

ARTICLE 6

INDEMNIFICATION

6.1)          Indemnification by Medicis.  Each Party shall indemnify, defend and hold harmless the other and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Indemnified Party”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, penalties, deficiencies, actions, settlements, judgments, costs and expenses which Indemnified Party may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or primarily based upon activities of the other party (“Indemnitor”) in performing under the terms of this agreement. An amount for which the Indemnified Party is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

6.2)          Third Party Claims.  If a claim by a third party is made against any Indemnified Party, and if the Indemnified Party intends to seek indemnity with respect thereto under this Article 6, such Indemnified Party shall promptly notify the Indemnitor of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Indemnified Party so long as the failure to give timely notice does not adversely affect the Indemnitor’ ability to defend such claim against a third party.  If Indemnitor acknowledges that the Indemnified Party is entitled to indemnification hereunder for such claim, Indemnitor shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the Indemnified Party.  If Indemnitor elects to settle or defend such claim, Indemnitor shall notify the Indemnified Party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the Indemnified Party is due) of Indemnitor’ intent to do so.  If Indemnitor elects not to settle or defend such claim or fails to notify the Indemnified Party of the election within thirty (30) days (or such shorter period provided above) after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Regardless of which party is controlling the settlement or defense of any claim, (a) both the Indemnified Party and Indemnitor shall act in good faith, (b) Indemnitor shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, (c) Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, with all fees, costs and expenses of such counsel borne by the Indemnified Party, unless Indemnitor and Indemnified Party have available inconsistent defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by Indemnitor, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (e) Indemnitor shall promptly reimburse the Indemnified Party for the Indemnified Amount as incurred by the Indemnified Party pursuant to this Article 6.  So long as Indemnitor is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the Indemnified Party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount).  The controlling party shall upon request deliver, or cause to be delivered, to the other party

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

6.3)          Non-Third Party Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to Indemnitor.  Such notice shall state the amount of the Indemnified Amount, if known, the method of computation thereof, and contain a reference to the provisions of this Agreement in respect to which such right of indemnification is claimed or arises.  If Indemnitor disputes such claim then the parties shall then follow the dispute resolution mechanism set forth in Section 8.10 of this Development Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1)          Confidential Information. The parties shall keep in confidence and trust all Confidential Information disclosed under this Agreement.  The party which receives such Confidential Information from the other is called the “Recipient”. Each party agrees not to use or disclose any Confidential Information or anything relating to it without the written consent of the other. As used in this Agreement, Confidential Information means information related to the subject matter of this Agreement provided by MacroPore or Medicis, and designated at time of such disclosure as proprietary or Confidential Information.  Any oral or other non-written disclosures of Confidential Information will be reduced to writing within thirty (30) days of disclosure. Notwithstanding the foregoing, the parties shall regard all advice, counsel, information and strategies of MacroPore relating to potential Partners and regulatory strategies provided hereunder as Confidential Information whether or not any specific designation or reduction to writing is provided. Confidential Information does not include information which (1) is now public knowledge or subsequently becomes such through no breach of this Agreement; (2) is rightfully in Recipient’s possession prior to the other parties disclosure to Recipient as shown by written records, (3) is rightfully disclosed to Recipient by a third party; (4) is independently developed by or for Recipient without reliance upon confidential information received from the other party. In addition, to the extent Confidential Information is required to be disclosed by law, it may be disclosed as required. This Article 7 shall survive any expiration or termination of this Development Agreement.

ARTICLE 8

MISCELLANEOUS

8.1)          Complete Agreement.  This Agreement (together with the Asset Agreement and the other agreements contemplated by the Asset Agreement) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous discussions or agreements whether written or oral relating hereto.

8.2)          Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws and without application of the United Nations Convention on Contracts for the International Sale of Goods.

8.3)          Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto or else it shall be of no effect.

8.4)          Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

if to MacroPore, to:

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA 92121

USA

Attention: Christopher J. Calhoun

FAX: (858) 458-0995

CONFIDENTIAL TREATMENT REQUESTED

with duplicate copy thereof addressed to

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA  92121

USA

Attention: In-House Counsel

FAX: (858) 458-0994

and if to Medicis, to:

Medicis Ventures Management GmbH

Poschingerstr. 9

D-81679 München, Germany

Attention: Managing Director

FAX:

with duplicate copy thereof addressed to:

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or three business days after the date sent (if delivered by mail).

8.5)          Titles and Headings; Construction.  The titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

8.6)          Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be deemed replaced with a provision which enables the enforcement, to the maximum extent possible, of the parties’ original intent, and the remaining provisions shall nonetheless be enforceable according to their terms.

8.7)          Relationship.  This Agreement does not make either party the employee, partner, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, and each party agrees not to purport to do so. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

8.8)          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

8.9)          Execution of Further Documents.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

8.10)        Dispute Resolution.            Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding arbitration conducted under the auspices of, and in accordance with, the Commercial Arbitration Rules of the American Arbitration Association, in San Francisco, California.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, a party may seek interim injunctive relief from any court of competent jurisdiction.

(Remainder of page intentionally blank; signatures follow on next page)

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, each of the parties has caused this Business Development Agreement to be executed in the manner appropriate to each, as of the date first written above.

MEDICIS VENTURES MANAGEMENT GmbH

By:

Its:

MACROPORE BIOSURGERY, INC.

By:

Its: